Exhibit 99.2

Tianyin Pharmaceutical Co., Inc. (TPI) F3Q13 Earnings Call
May 15, 2013 9:00 AM EST

Operator. Good day ladies and gentlemen. Thank you for standing by. Welcome to the Tianyin Pharmaceuticals Incorporated’s Fiscal Year 2013 Third Quarter Earnings conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by one on your touchtone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, May 15, 2013.

I would now like to turn the conference over to Dr. James Tong, Chief Financial Officer. Please go ahead, sir.

Dr. James Tong- Chief Financial Officer. Thank you, Operator. Good morning and good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical’s Fiscal Year 2013 Third Quarter Earnings conference call. I am James Tong, Chief Financial Officer and Chief Business Development Officer of the Company. During this conference call, we will be reviewing the third quarter of fiscal year 2013 financial highlights, followed by the question and answer period.

Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical fact are forward-looking statements that involve risks or uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in product demand, increased competition, failure to obtain or to maintain intellectual property protection, fluctuations in the economy, results of research and development, failure to obtain regulatory approval, and the other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only as of this date and TPI is under no obligation to revise or update those forward-looking statements.

Third quarter of fiscal year 2013 financial highlights – revenue $15.5 million compared with $14.4 million in the third quarter of 2012, growing 8.1% year-over-year. Operating income was $1.8 million compared with $1.3 million in third quarter of 2012, growing 38.8% year-over-year. Net income was $1.3 million compared with $0.9 million in third quarter of 2012, growing 40.9% year-over-year. Earnings per share of $0.04 per basic share and $0.04 per diluted share compared with $0.03 per basic share or $0.03 per diluted sharing third quarter of 2012. Cash and cash equivalents totaled $26.4 million on March 31, 2013.

Operating cash flow for the nine months ended March 31, 2013 was $0.8 million compared with operating cash flow of $4.6 million for the nine months ended March 31, 2012. Sales for the third quarter reached $15.5 million as compared to $14.4 million for the quarter ended March 31, 2012. Due to the holiday season in the quarter ended March, 2013, including Chinese New Year in February and the following Yuanxiao Festival, the sales in our third quarter were lower compared with the rest of the year. The slight but meaningful sales growth compared with last year reflected gradual and steady recovery of the market as it adapts to the ongoing healthcare reform in China, which resulted in restrictive pricing on the generic sector. In this quarter, our top five core product sales were: 1) Gingko Mihuan oral liquid – GMOL – for stroke and cardiovascular disorders, $5.6 million; 2) Mycophenolate mofetil capsule – MM – for renal transplant, $1.6 million; 3) Azithromycin tablets – AZI – for infection, $1.1 million; 4) Qingre jiedu oral liquid – QR - $1.2 million; and 5) Qianlian Shule (QS) capsules for prostate condition, $0.39 million. These core products totaled $9.9 million in sales or 64% of our total revenue in third quarter, representing growth of 94% compared with core product sales of $5.1 million a year earlier. The increase in our core product sales was primarily due to GMOL sales growth by 115% from $2.6 million in the third quarter last year to $5.6 million for this past quarter. We believe that this was the result of the inclusion of GMOL in several provincial essential drug lists (“EDLs”), such as Henan Province, Shandong Province, and the City of Chongqing.

The contribution from our distribution business through Tianyin Medicine Trading (“TMT”) was $3.6 million at 13% gross margin for the quarter. Gross margin for the quarter was 37.7% as compared to 33.5% for the quarter ending March 31, 2012, an increase of 4.2%. Our gross margin improvement was mainly due to a greater mix of high margin products being sold during this period, augmented by a leveling off of negative pricing pressures in our lower margin generic sectors. We expect that our overall gross margin in the near term will likely improve from last year based upon continued growth of sales in our high margin products.

Net income was $1.3 million with a net margin of 8.2% for this past quarter, a growth of 42% compared with net income of $0.9 million with a net margin of 6.2% for the same quarter a year earlier. Increase in net income and the improvement in net margin were predominantly a direct result of improvements in our gross margin with a reasonable sales and marketing expenditure.

Diluted earnings per share for the past quarter were $0.04 compared with the earnings of $0.03 per diluted share for the same quarter a year earlier based upon 29.3 million shares.

Balance sheet and cash flow – as of March 31, 2013, we had working capital totaling $35.5 million including cash and cash equivalents of $26.4 million. The operating cash flow was $0.8 million for the nine months ended March 31, 2013 as compared with the operating cash flow of $4.7 million for the nine months ended March 31, 2012. We believe that TPI is adequately funded to meet all our working capital and capital expenditure needs for fiscal year 2013.

Business development and outlook – Research and Development (“R&D”) for additional indications of flagship product, GMOL. Our flagship product, Gingko Mihuan oral liquid (“GMOL”) contributed approximately 39% to our total revenue. Clinical application and information gathered from our physicians show that in addition to our proven indication for GMOL, which has cardiovascular disorder and cerebral ischemic attack, including strokes, off-label use of GMOL has been indicated in hepatic diseases, ophthalmological diseases, and memory loss. The validity of these observations is currently being investigated.

Jiangchuan Macrolide (“JCM”) product– TPI has completed its 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. Following the efficiency improvement and calibration for large scale production, JCM has started producing macrolide API for TPI’s production of Azithromycin dispersible tablets since July 2012. Currently, the month production capacity of JCM is 10 tons of Azithromycin macrolide API and mainly supports TPI’s own Azithromycin tablets.

Tianyin Medicine Trading (“TMT”) distribution business– TMT was established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI’s own products since its inception in 2009. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceuticals (“Lianshui”) to distribute Lianshui-branded generic injection products, including cough suppressants, antibiotics, anti-inflammatory medicine and other healthcare indications. On average, TMT distribution revenue contributed approximately $3 to $5 million of sales per quarter to our total revenue.

Pre-extraction and formulation plant development at Qionglai Facility (“QLF”) – In preparation for the new GMP standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing manufacturing facilities and production lines in compliance with the new GMP standards by the end of 2013. As a consequence, TPI’s current manufacturing facility at Longquan district, east of Chengdu, which is designated for use by the automotive industry, is scheduled to be relocated to Qionglai County, south of Chengdu, which is designated for use by the pharmaceutical industry. The QLF is approximately 18 miles from the company’s recently completed JCM facility. The proposed relocation project also includes TPI’s TCM pre-extraction plant, which is located near the center of the city.

QLF is estimated to be 80 mu or approximately 13 acres. Both the pre-extraction plan and formulation plant are to be relocated to Qionglai County. Of the combined QLF plants, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI’s facility. The relocation and construction cost is estimated to be $25 million for Phase I, which is scheduled to be completed in the calendar year 2013 and will expand the current capacity by 30%. For Phase II of the QLF project, an additional $10 million in capital investment may be made to double the current capacity in the following years if demand requires. As of mid-April 2013, the construction of QLF has been completed, which was immediately being followed by equipment installation and a series of procedures that prepare the plant for the GMP certification. The company plans to initiate the GMP certification process for the QLF TCM pre-extraction facility in mid-June 2013.

Fiscal 2013 guidance – The company continues to face restrictive pricing pressures in our generic general marketplace as the result of the enactment of additional healthcare reform policies in China. We believe that these policies could continue to put pressure on our ability to increase pricing, both short-term and over the next few years, moderately affecting our revenue and margin growth. However, we believe that positive revenue growth at we are realizing in our JCM and TMT distribution business, along with the significant growth in our core product portfolio may help us offset to a certain degree the general pricing restrictions. Given these conditions, we presently believe that we may be able to deliver revenue growth approximately 5 to 10% in our fiscal year 2013 at a 10% net margin.

We believe the following factors will influence the future growth prospects of our company: market expansion and revenue growth of TPI’s core product portfolio, led by its flagship product GMOL, Azithromycin and other major products; ramp-up of our JCM revenue including third party sales in the fiscal year 2013; the gradual stabilization of generic sales under the pricing restrictions amid ongoing healthcare reform; steady TMT distribution revenue contribution; and QLF relocation and the smooth transition of production capacity.

Management will continue to evaluate the company’s business outlook and communicate any changes on a quarterly basis or as when appropriate.

Operator, please open the question and answer session.

Question and Answer Session

Operator. Thank you. As a reminder, if you would like to ask a question on today’s call, please press the star followed by one on your phone. If you’d like to withdraw your question, please press the star followed by two.

Our first question is from the line of Adam Waldo with Lismore Partners, LLC. Please go ahead.

Adam Waldo - Lismore Partners. Yes, good day James, good day everyone.

Dr. James Tong - Chief Financial Officer. Hi Adam,

Adam Waldo - Lismore Partners. Two areas I’d like to explore, one quite brief and one of a more strategic nature. How much of the $25 million in projected capital expenditures for the QLF relocation has been paid out as of the end of the March 31 quarter? Is it the $11.4 million that was reported on the fiscal year 2013 year-to-date cash flow statement in the press release? Or is a larger amount cumulatively at this point that we’ve expended for the QLF relocation?

Dr. James Tong - Chief Financial Officer. It’s a little bit over $13 million. If you look at the cash flow statement, there is purchase for additional equipment as well. Altogether, about $13 million.

Adam Waldo - Lismore Partners. Okay, good. So we’re still projecting the total project cost at $25 million or a little less, or there was no change in the press release so is it safe to assume that with construction completed mid-April, that we are still very comfortable with the at most $25 million cumulative expenditure?

Dr. James Tong - Chief Financial Officer. Yeah, because we still need to purchase additional equipment for the expansion of the formulated plant, so even the pre-extraction TCM plant is completed; but we’ll not have a clearer picture until the formulation plant is finished. But at the moment, we do not change it.

Adam Waldo - Lismore Partners. Okay. But again, at this point you’re so far along in the project that maybe you still feel very comfortable with $13 million out the door, construction completed, but the $25 million total cost is very much within the realm of what’s going to actually be expended, and it could be a little bit less. Is that a fair inference to draw?

Dr. James Tong - Chief Financial Officer. Yes, that is right.

Adam Waldo - Lismore Partners. Okay, so it could come in somewhat below the $25 million that was initially projected?

Dr. James Tong - Chief Financial Officer. Yes.

Adam Waldo - Lismore Partners. Okay, but again, too early to say exactly how much, obviously, but your current expectation was that it would be coming in somewhat below the $25 million initial projection.

Dr. James Tong - Chief Financial Officer. We can say that, but at the moment we do not revise that number. Just want to be more certain until we really give out the exact number.

Adam Waldo- Lismore Partners. Sure, I understand. That makes sense. Now the much more strategic conversation here – you know, at the May 8 annual shareholders meeting, you indicated no plans for the coming period to further expand capacity in your core operations that were relocating to QLF or for the JCM plant, and give investors an expectation that TPI would be using its significant surplus liquidity and financial flexibility for capital markets activities, now that the QLF plant relocation construction project has been concluded as of mid-April 2013. You currently have an outstanding $3 million share repurchase authorization which is largely unused to this point, and a current equity market capitalization of the shares not held by insiders of less than $15 million, and surplus net cash net of the remaining QLF project expenditures in terms of what you’re showing on the balance sheet at this point of at least $14 million, and probably more than that in light of your comment now that the total cost is likely to come in somewhat below the $25 million initially projected for QLF.

So as I look at the landscape for clean and auditable U.S.-listed Chinese companies such as yourselves, a number of companies who have very depressed share valuation and solid liquidity like TPI recently have effected some combination of large scale share repurchases and/or going private transactions, the mechanics of which they were able to make work quite well through domestic or U.S. — I should say through Hong Kong operations of global investment or universal bank. You all currently have your shares trading at less than one time multiple on an enterprise EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) —enterprise value to EBITDA basis and share buybacks or going private transaction offer cash-on-cash returns in excess of 75%, assuming TPI has no future growth opportunity. This is a far greater prospective return with far less risk than the returns for shareholders which management has achieved to date from recent large scale internal CAPEX projects, such as the JCM plant, for which the market, as you stated at the annual shareholders meeting, has changed a lot from when you put that project on the drawing board.

So can you update shareholders on the timing and mechanics by which we may expect management of TPI to act on the capital markets activities to enhance shareholder value to which you alluded at the May shareholders meeting?

Dr. James Tong - Chief Financial Officer. The construction is finished for the QLF, but before this operation we still have quite a bit of capital expenditures because at this moment, usually you don’t pay in full before it’s fully operating, and then there is troubleshoot before it can fully operate to its full potential. So at this moment, we project at the end of this calendar year 2013 or towards the beginning of the 2014 calendar year that we could use some capital towards the capital market. Yes.

Adam Waldo - Lismore Partners. So just to clarify again – and I thank you for that – so when you’re saying towards the end of this year, you mean toward the end of calendar year 2013 as opposed to fiscal year 2013, just to clarify?

Dr. James Tong - Chief Financial Officer. Yes.

Adam Waldo - Lismore Partners. Okay, so investors should have a clear expectation of management’s intent to act on what you call the capital markets activities during the second half of calendar year 2013. Is that a fair conclusion to draw?

Dr. James Tong - Chief Financial Officer. What I meant was at the end of the calendar year, so not the second half of the calendar year.

Adam Waldo - Lismore Partners. Oh, I’m sorry – pardon me. Okay. By the end of calendar year 2013.

Dr. James Tong - Chief Financial Officer. Yes, because the formulation plant—the construction is finished but that does not mean the relocation is finished.

Adam Waldo - Lismore Partners. Yes.

Dr. James Tong - Chief Financial Officer. Yes, so for the relocation, we currently are not going to interrupt the production capacity in Longquan County, and eventually that plant will be shut down.

Adam Waldo - Lismore Partners. Yes.

Dr. James Tong - Chief Financial Officer. So multiple factors will influence the transplant of production capacity. Although it looks like it’s very easy to do, but because this is one of our major production sites, and any of those interruptions in capacity will hurt the earnings, not only one quarter, it could be several quarters, so we want to do it very carefully. And then to rush into another division with capital expenditures would probably be unwise before all of this relocation is said and done.

Adam Waldo - Lismore Partners. Okay, now you said something there that I hadn’t expected so I just want to clarify it a bit. When you say finishing the relocation, and by that I assume you mean of the production—

Dr. James Tong - Chief Financial Officer. The construction is a major part of relocation but not all of it. So the relocation means that we will migrate all the equipment to the new plant, QLF, and then have the QLF properly operating, replacing the current Longquan plant, which you can say is our old plant, and also producing the 30% of higher capacity relative to our current capacity strength. Before this is all completed, we will not be able to deploy any capital strategies as you mentioned in your passages just before.

Adam Waldo - Lismore Partners. Okay, so that’s get us back to your end of calendar year 2013 comment of earlier.

Dr. James Tong - Chief Financial Officer. Yes.

Adam Waldo - Lismore Partners. Okay, fair enough.

Dr. James Tong - Chief Financial Officer. And we will certainly be updating with you the progress of that, the relocation process of course.

Adam Waldo - Lismore Partners.Yes. Okay, thank you.

Dr. James Tong - Chief Financial Officer. Thanks.

Operator. Thank you. Our next question is from the Angel Liu with Pope Asset Management. Please go ahead.

Angel Liu - Pope Asset Management. Good morning James. I was trying to ask about the gross margin. It looks to me like the third quarter gross margin was actually slightly below the first two quarters. I wonder what is the reason behind this.

Dr. James Tong - Chief Financial Officer. Okay, so I think one reason is that the sales in third quarter compared with the other quarters is always lower, even though it actually delivered positive growth versus the other two quarters. But due to the sales actually lower - first is that our quarter ending March 31 has fewer days, e.g. in February there are two fewer days. On top of that, you had almost two weeks of Chinese New Year break. Although we only took a five-day break, some of the distributors might take their break at different times and also hospitals have their own priorities. So altogether, you can say sales missing another two weeks. And then you have Yangzhou festival. Fortunately it is the holiday season for consumers, but yet for the pharmaceutical sales it really reduces our sales potential. And because the sales are lower, even though we had good margins compared with the last two quarters, the margin is less. If you look at this quarter compared with last second quarter, it was 1% lower and before it’s 2% lower, so—1.5% lower, so that’s understandable.

Angel Liu - Pope Asset Management. Okay. Then when we’re talking about GMOL’s expansion, I note the GMOL sales in this quarter actually were not growing compared to the first two quarters. Is that seasonality or is there any recent effect on the expansion of the sales?

Dr. James Tong - Chief Financial Officer. So I think that first, the sale of GMOL was boosted. The sale of GMOL was boosted by the listing of GMOL in provincial EDLs, which literally put GMOL in a better status to be sold because GMOL does have a good margin, and then when it’s in EDL it will be widely available in various hospitals. But then the boost becomes the penetration of GMOL into those provinces. We have expanded from two years ago from 800 hospitals to about 1,000 hospitals, but I think partially it’s due to the holiday season that we did not see a quarter-by-quarter huge growth of GMOL. I think partially it was because a main part of the growth of sales of GMOL actually happened when GMOL was listed on the provincial EDLs, and now it’s a longer process of further penetration to hospitals. But it will come. Usually when you have a better season, and especially that the strokes and the cardiovascular disease is usually higher either in really high temperature periods in the summer, or very cold weather, so you usually see December quarter are usually high sales of GMOL, and then you have the fourth quarter is usually high sales of GMOL. But the differences actually become less compared with previous years. So that’s my explanation of why we did not see a quarter-by-quarter huge growth for GMOL.

Angel Liu - Pope Asset Management. Okay, then what would be the next step for GMOL’s marketing plan?

Dr. James Tong - Chief Financial Officer. I think that as I have said before, the major boost will be the GMOL listing in provincial EDL, hopefully in the national EDL list. If it’s listed in the national EDL list, it will be a tremendous boost for the sales. So far we have not been yet, but the more provincial EDL listing will certainly help GMOL step-by-step to grow quite significantly.

Angel Liu - Pope Asset Management. Okay. Well, we are in three published EDL lists, or two provinces and a city?

Dr. James Tong - Chief Financial Officer. Yes, well Chongqing, it is the city but it’s a directly governed city, so the size is almost to the level of a province. But Henan and Shandong provinces are large provinces with significant population, so yes, they usually call it three because these are three major regions.

Angel Liu - Pope Asset Management. Do you think we’ll approach more provinces in this calendar year?

Dr. James Tong - Chief Financial Officer. Hopefully, and if it happens, we are processing the applications now and so if we have updates for GMOL further approval as a provincial EDL, we will update with our investors immediately.

Angel Liu - Pope Asset Management. Okay, and my last question is about your guidance. I think you mentioned the net margin for this year guidance is like 10%, but the first three quarters overall net margin is below that number. Do you expect that the fourth quarter will be a much better quarter.

Dr. James Tong - Chief Financial Officer. I wouldn’t—so in my models here, the first quarter net margin was 9.7%, the second quarter was 10.6%, the third quarter was 8.2%. Yes, it is lower than the 10%, but we are projecting around 10%. We did not want to really narrow it down to 8.5% to 11%, because around 10%, that’s where we are projecting. When the sales grow in the fourth quarter when you have a sales expansion better than previous year or previous quarters, then usually you have margin improvement because the drive now—unlike several years ago, the drive of sales was mainly from generic sector that usually has a lower margin, so when you see a huge amount of sales, it usually comes with a slightly lower margin. But for this quarter and the coming year, I believe, and several years, that the sales driven are by high margin products and that if you look at core products, they’re taking up 64% of the revenue. So when the sales really grow, then you actually have further improvement of the margin. So I will say maybe the number is between about 8.5 to 11%, but at this moment we put in an approximate number about 10%.

Angel Liu - Pope Asset Management. But in May, you’re already in the middle of the fourth quarter. Do you think the fourth quarter will be much better, will see improvements?

Dr. James Tong - Chief Financial Officer. We can say that fourth quarter we believe that we’ll see improvements compared with the third quarter, but at the moment we do not have all the data yet.

Angel Liu - Pope Asset Management. Okay. All right, thank you James.

Dr. James Tong - Chief Financial Officer. Thanks Angel.

Operator. Thank you. Once again, if you would like to ask a question, it is star, one on your phone. Star, one if you’d like to ask a question. And Dr. Tong, we have no further questions at this time. I’ll turn it back to you for any closing remarks.

Dr. James Tong - Chief Financial Officer. Sure, thank you. Ladies and gentlemen, thank you for participating in the earnings conference call for the third quarter of fiscal year 2013. We have just finished our annual meeting in New York on May 8, and if people are interested in the question and answer discussion during the annual meeting, then you can refer to our newly filed 8-K. If you have further questions, please email or call. Email can be sent to ir@tpi.asia, and communicated with me directly at dr.tong@tpi.asia.

We look forward to updating with you our progress of relocation, expansion of the GMOL, the research on further indications for GMOL, and the update of our JCM production capacity. Look forward to further communication in the annual fiscal 2013, and have a great day. Thank you.

Operator. Ladies and gentlemen, that does conclude the Tianyin Pharmaceutical Incorporated Third Quarter 2013 Earnings conference call. Thank you for your participation. You may now disconnect.